EXHIBIT 99.2

Recent Developments

Preliminary Estimates for Year Ended December 31, 2019

Our financial statements for the year ended December 31, 2019 are not yet available. Accordingly, the information presented below reflects our preliminary estimates subject to the completion of our financial closing procedures and any adjustments that may result from the completion of the audit of our financial statements. As a result, these preliminary estimates may differ from the actual results that will be reflected in our audited financial statements when they are completed and publicly disclosed. These preliminary estimates may change and those changes may be material.

Our expectations with respect to our unaudited results for the year ended December 31, 2019 are based upon management estimates and are the responsibility of management. Our independent registered public accounting firm has not audited, reviewed or performed any procedures with respect to these preliminary results and, accordingly, does not express an opinion or any other form of assurance about them.

We estimate our total revenue for the year ended December 31, 2019 will range from $84 million to $85 million. We estimate our research sequencing volume increased by 18% to 35,491 sequences delivered in 2019 from 30,200 sequences delivered in 2018. We estimate our clinical sequencing volume increased by 48% to 10,168 clinical tests delivered in 2019 from 6,867 clinical tests delivered in 2018. We estimate our research sequencing volume increased by 47% to 10,898 sequences delivered in the three months ended December 31, 2019 from 7,419 sequences delivered in the three months ended December 31, 2018. We estimate our clinical sequencing volume increased by 66% to 3,218 clinical tests delivered in the three months ended December 31, 2019 from 1,935 clinical tests delivered in the three months ended December 31, 2018. We estimate that our cash, cash equivalents and marketable securities as of December 31, 2019 was approximately $682 million.

In addition, although we expect to experience an operating and net loss for the year ended December 31, 2019, we are not able to provide an estimate of such results at the time of this prospectus. We expect our operating and net loss for the year ended December 31, 2019 to increase compared to the year ended 2018, and we expect our operating and net loss for the three months ended December 31, 2019 will increase compared to the three months ended September 30, 2019.